As filed with the Securities and Exchange Commission on March 21, 2022
Registration No. 333-_____
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

AKAMAI TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-3432319
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
145 Broadway Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

Linode Limited Liability Company 2022 RSU Plan
(Full Title of the Plan)
Aaron S. Ahola, Esq.
Executive Vice President, General Counsel and Corporate Secretary
Akamai Technologies, Inc.
145 Broadway
Cambridge, Massachusetts 02142
(Name and Address of Agent For Service)
617-444-3000
(Telephone Number, Including Area Code, of Agent For Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.
Large accelerated filer        ☒        Accelerated filer            ☐
    Non-accelerated filer         ☐          Smaller reporting company    ☐
                                Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

On March 21, 2022, pursuant to the Membership Interests Purchase Agreement, dated as of February 11, 2022, by and among Akamai Technologies, Inc. (the “Registrant”), Linode Limited Liability Company (“Linode”), Linode Holdings LLC, and Christopher Aker (the “Purchase Agreement”), the Registrant acquired all of the outstanding equity of Linode (the “Closing”).

Pursuant to the Purchase Agreement and effective as of the Closing, (1) the Registrant assumed the Linode Limited Liability Company 2022 RSU Plan (the “Plan”) and all restricted stock unit (“RSU”) awards made thereunder and (2) each RSU award under the Plan converted into a restricted stock unit award with respect to the Registrant’s common stock, on the same terms and conditions as applied to such RSU award immediately prior to the Closing, except that the number of shares of the Registrant’s common stock subject to such RSU award is equal to (x) (i) the percentage interest set forth in the applicable RSU award multiplied by (ii) the aggregate consideration paid at the Closing in respect of Linode’s equity securities, divided by (y) the average closing price of the Registrant’s common stock for the thirty (30) trading day period ending on the last trading day immediately preceding the Closing. Based on the foregoing, at the Closing, the Registrant assumed RSU awards with respect to an aggregate of 172,271 shares of the Registrant’s common stock.

This registration statement is being filed by the Registrant in connection with the registration of the Registrant’s common stock issuable to eligible employees of the Registrant or its subsidiaries pursuant to awards granted under the Plan, which was assumed by the Registrant in accordance with the terms of the Purchase Agreement. No new equity awards may be granted under the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a)     The registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.

(b)     All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c)    The description of the securities contained in the registrant’s registration statements on Form 8-A filed under the Exchange Act, as the description therein has been updated and superseded by the description of the registrant’s capital stock contained in Exhibit 4.4 to the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the Commission on February 28, 2020, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”) has opined as to the legality of the securities being offered by this registration statement.

Item 6. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The registrant has included such a provision in its Amended and Restated Certificate of Incorporation, as amended (the “Amended and Restated Certificate of Incorporation”).

Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145 further provides that a corporation similarly may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite an adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Article SEVENTH of the registrant’s Amended and Restated Certificate of Incorporation provides that no director of the registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

Article EIGHTH of the registrant’s Amended and Restated Certificate of Incorporation provides that each director or officer of the registrant: (a) shall be indemnified by the registrant against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the registrant) brought against him or her by virtue of his or her position as a director or officer of the registrant if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful and (b) shall be indemnified by the registrant against all expenses (including attorneys’ fees) and amounts paid in settlement incurred in connection with any action by or in the right of the registrant brought against him or her by virtue of his or her position as a director or officer of the registrant if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he or she is required to be indemnified by the registrant against all expenses (including attorneys’ fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his or her request, provided that he or she undertakes to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification for such expenses.

Article EIGHTH of the registrant’s Amended and Restated Certificate of Incorporation provides that indemnification is required to be made unless the registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the registrant notice of the action for which indemnity is sought and the registrant has the right to participate in such action or assume the defense thereof.

Article EIGHTH of the registrant’s Amended and Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers, then the registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

The registrant has purchased directors’ and officers’ liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference in this registration statement:

Number	Description
4.1(1)	Amended and Restated Certificate of Incorporation of the Registrant, as amended
4.2(2)	Amended and Restated By-laws of the Registrant, as amended
5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant
23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
24.1	Power of attorney (included on the signature pages of this registration statement)
99.1	Linode Limited Liability Company 2022 RSU Plan
107	Filing Fee Table
____________
(1) Incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 000-27275, 18884226) filed with the Securities and Exchange Commission on June 6, 2018.
(2) Incorporated by reference to the Registrant’s Annual Report on Form 10-K (File No. 000-27275, 20670264) filed with the Securities and Exchange Commission on February 28, 2020.

Item 9. Undertakings.

1.Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.    Item 512(b) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.     Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, Massachusetts, on this 21st day of March, 2022.

AKAMAI TECHNOLOGIES, INC.
By:	/s/ Aaron S. Ahola
Aaron S. Ahola
Executive Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY AND SIGNATURES
We, the undersigned officers and directors of Akamai Technologies, Inc., hereby severally constitute and appoint F. Thomson Leighton, Edward McGowan and Aaron Ahola, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Akamai Technologies, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ F. Thomson Leighton	President and Chief Executive Officer and Director (Principal Executive Officer)	March 21, 2022
F. Thomson Leighton
/s/ Edward McGowan	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	March 21, 2022
Edward McGowan
/s/ Laura Howell	Chief Accounting Officer (Principal Accounting Officer)	March 21, 2022
Laura Howell
/s/ Sharon Y. Bowen	Director	March 21, 2022
Sharon Y. Bowen
/s/ Marianne C. Brown	Director	March 21, 2022
Marianne C. Brown
/s/ Monte E. Ford	Director	March 21, 2022
Monte E. Ford
/s/ Jill A. Greenthal	Director	March 21, 2022
Jill A. Greenthal
/s/ Daniel R. Hesse	Director	March 21, 2022
Daniel R. Hesse
/s/ Peter T. Killalea	Director	March 21, 2022
Peter T. Killalea
/s/ Jonathan F. Miller	Director	March 21, 2022
Jonathan F. Miller
/s/ Madhu Ranganathan	Director	March 21, 2022
Madhu Ranganathan
/s/ Bernardus Verwaayen	Director	March 21, 2022
Bernardus Verwaayen
/s/ William R. Wagner	Director	March 21, 2022
William R. Wagner